Exhibit 24.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 33-53761) on Form S-8 of Alico, Inc. of our reports dated December 5, 2012, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in the Annual Report on Form 10-K of Alico, Inc. for the year ended September 30, 2012.

/s/ McGladrey LLP

Charlotte, North Carolina

May 21, 2013